Exhibit 23(p)

Code of Ethics for Orchard Series Fund, One Orchard Equities, Inc. and GW Capital Management, LLC








                              Orchard Series Fund,
            GW Capital Management, LLC and One Orchard Equities, LLC

                                 CODE OF ETHICS

                  (Rule 17j-1), Investment Company Act of 1940)


I.       Applicability

A.       Purpose

This Code of Ethics ("Code") establishes rules of conduct for Covered Persons (as hereinafter defined) of GW Capital Management, LLC ("Capital Management"), in its capacity as an investment adviser to the Orchard Series Fund ("Orchard"), for Cover Persons of One Orchard Equities, Inc. ("One Orchard Equities") in its capacity as principal underwriter for Orchard, and for Covered Persons of Orchard itself (Capital Management, Orchard and One Orchard Equities being hereinafter collectively referred to as "Covered Companies").

In promulgating this Code, the Covered Companies have considered how the Code's restrictions and procedures may be applied in light of the Covered Companies' ethical obligations, the overall nature of the Covered Companies' operations, and the issues potentially raised by transactions in different kinds of securities and by the personal investment activities of different categories of personnel, including, without limitation, portfolio managers, other investment personnel such as analysts and traders who assist with portfolio management, and Covered Persons in general.

B.       Statement of General Principles

1. Each Covered Person is required, at all times, to place the interests of Orchard's shareholders above his or her own interests.

2. All personal securities transactions by a Covered Person must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of such person's position of trust and responsibility.

3. No Covered Person shall take inappropriate advantage of his or her position.

4. Covered Persons are specifically reminded that it is unlawful for any of them, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Covered Companies:

a.   To employ any device, scheme or artifice to defraud the Covered Companies:

b. To make any untrue statement of a material fact to the Covered Companies or omit to state to the Covered Companies a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;

c. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Covered Companies: or

d.   To  engage  in any  manipulative  practice  with  respect  to  the  Covered
     Companies.

C.       Definitions

         1.       For purposes of this Code:

a. "Covered Persons" shall mean any director, officer or Advisory Person of Orchard, Capital Management of One Orchard Equities.

b. "Advisory Person" shall mean any employee of Capital Management, Orchard, or One Orchard Equities (or of any company in a control relationship with Capital Management, Orchard or One Orchard Equities), who in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities for Orchard or whose functions relate to the making of any recommendation to Orchard regarding the purchase or sale of securities; and

Any natural person or any company in a control relationship to Orchard, Capital Management or One Orchard Equities who obtains information concerning recommendations made to Orchard with regard to the purchase or sale or a security.

For purposes of this Article I, a person who normally assists in the preparation of public reports or who receives public reports but who receives no information about current recommendations or trading shall not be deemed to be either an Advisory Person or a Covered Person unless he or she is a director or officer of Orchard.

2. "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of
     registered  open-end  investment   companies,   securities  issued  by  the
     Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, bankers' deposit, and commercial paper.

3. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such recommendation.

4. A security is "being purchased or sold" from the time when a purchase or sale decision has been communicated to the person who places the by and sell orders until the time when such transaction has been fully completed or terminated.

5.   "Beneficial Ownership" is defined in Attachment A hereto.

6. "Control" shall have the same meaning as that set forth in Section 2 (a)(9) of the Investment Company Act.

7. "Purchase or sale of a security" includes inter alia, the writing of an option to purchase or sell security.

8. "Designated Supervisory Person" shall mean a supervisory person designated by the Covered Companies who has the authority and responsibility to grant or deny pre-clearance approval of transactions in securities by Covered Persons, and to otherwise monitor the activities of Covered Persons as indicated herein.

II.      Pre-Clearance


EveryCovered Person shall adhere to the following described pre-clearance and reporting procedures with respect to each transaction by which he or she acquires any direct or indirect Beneficial Ownership of a security:

A. Each Covered Person must obtain pre-clearance from the Designated Supervisory Person for all personal securities investments. Such pre-clearance shall identify any prohibition or limitation applicable to the proposed personal securities investments.

In seeking pre-clearance, a Covered Person will be required to complete and sign a pre-clearance form containing certain questions designed to ensure that there is not actual or potential conflict of interest between a Covered Person's proposed trade and transactions effected or to be effected on behalf of Orchard (or which may be contemplated). Among other things, the pre-clearance form will require a Covered Person to represent whether he or she is aware of any transactions in the same or equivalent securities being effected or contemplated on behalf of Orchard. Advisory Persons must also represent (among other things) whether any transaction in the same or equivalent securities has been effected on behalf of Orchard within the preceding fifteen days.

B. Covered Persons may seek pre-clearance only where they have a present intention to transact in the security for which pre-clearance is sought. It is the Covered Companies' view that it is not appropriate for a Covered Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market developments. This requirement would not proscribe a price limit order, provided the Covered Person shall have a present intention to effect a transaction at such price. Consistent with the foregoing, a Covered Person may not simultaneously request pre-clearance to buy and sell the same security.

C. Pre-clearance of a trade shall be valid and in effect only for the business day on which pre-clearance is obtained; provided, however, that a pre-clearance expires upon a Covered Person becoming aware of facts or circumstances that could prevent a proposed trade from being pre-cleared were such facts or circumstances made known to the Designated Supervisory Person. Accordingly, if a Covered Person becomes aware of new or changed facts or circumstances which give rise to a question as to whether pre-clearance could be obtained if the Designated Supervisory Person was made aware of such facts or circumstances, the Covered Person shall be required to advise the Designated Supervisory Person before proceeding with such transaction.

D. On each business day, compliance personnel shall furnish all pre-clearance forms to the Covered Persons who completed each such form on the prior business day along with a memorandum stating that the attached pre-clearance forms were prepared on the basis of representations made by the employee. The Covered Person shall be required to review such form, inform the Designated Supervisory Person as to whether each pre-cleared securities transaction (or any part of it) was actually effected and whether any of the information thereon is inaccurate or otherwise inconsistent with what the employee believes he or she represented to the Designated Supervisory Person. The Covered Person shall promptly return the pre-clearance form to the Designated Supervisory Person. The Designated Supervisory Person shall maintain appropriate files of all pre-clearance forms and each pre-clearance form shall be accompanied by a record reflecting the representations made by Covered Persons as to whether each pre-cleared personal trade (or any part of it) was actually effected.

E. The restrictions and procedures applicable to transactions in securities by Covered Persons shall similarly apply to securities whose value or return is related, in whole or in part, to the value or return of a security purchased or sold during the relevant period by Orchard or to the value or return of a security which at the time is presently being held by Orchard. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock would be considered related to the underlying common stock for purposes of this policy. In sum, the related security would be treated as if it were the underlying security for purposes of pre-clearance. Accordingly, Covered Persons should be aware of the fact that if an option transaction cannot be pre-cleared for a particular period of time (in accordance with the pre-clearance procedures), it is possible that a Covered Person could be required to hold an option until the expiration date at which point the Covered Person may automatically receive whatever option value (if any) remains.


III. Prohibitions and Substantive Restrictions on Personal Investment Activities

A. No Covered Person shall recommend to Orchard any securities transaction without having disclosed his or her Beneficial Ownership interest, if any, in such securities or any other security of the issuer thereof, including without limitation:

1. his or her direct or indirect Beneficial Ownership of any securities of such issuer;

2.   any contemplated transaction by such person in securities of such issuer;

         3.       any position with such issuer or its affiliates; and

4. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

B. No Covered Person shall acquire a Beneficial Ownership in any securities in an initial public offering.

C. No Covered Person shall acquire a Beneficial Ownership in any securities through a private placement without express prior approval from the Designated Supervisory Person. This prior approval shall take into account among other factors, whether the investment opportunity should be reserved for Orchard and its Shareholders, and whether the opportunity is being offered to a Covered Person by virtue of his or her position with a Covered Company.

Covered Persons who have been authorized to acquire a Beneficial Ownership in securities in private placements must disclose such investment when they are made aware of the Covered Companies subsequent consideration of investments in the issuer of such private placements.

When such transactions have been approved and the required disclosure is made, the decision of whether to purchase securities of the issuer in such private placements shall be based on an independent review by investment personnel with no personal interest in said issuer, Covered Persons having interests in the subject issuer may not participate in any discussions or deliberations relative to the subject securities.

D. No Covered Person shall execute a securities transaction if such Person is aware that a transaction in that same security is being contemplated on behalf of Orchard.

Covered Persons shall not execute a securities transaction on a day during which Orchard has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn by Orchard investment personnel having no personal interest in the subject securities and who are acting solely in the best interest of Orchard. If this prohibition is violated, any profits realized by such Covered Person must be disgorged and other appropriate sanctions will be imposed.

E. No Covered Person who is also an Advisory Person shall buy or sell a security within seven (7) calendar days before or after Orchard trades in a security of the same issuer. If this prohibition is violated, any profits realized by such Covered Person must be disgorged and other appropriate sanctions will be imposed.

F. No Covered Person shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days of a trade by Orchard in the same security. If this prohibition is violated, any profits realized by such Covered Person must be disgorged.

G. No Covered Person, who is an Advisory Person, may purchase a put option or write a call option where Orchard holds a long position in the underlying security.

H. No Covered Person, who is an Advisory Person, may establish a long position, in a security, for his or her personal account, if Orchard: holds a put option on such security (aside from a put purchased for hedging purposes where Orchard holds the underlying security), has written a call option on such security, or otherwise maintains a position that would benefit from a decrease in the value of the underlying security.

I. No Covered Person who is an Advisory Person may short sell any security where Orchard holds a long position in the same security or where Orchard otherwise maintains a position in respect of which it would benefit from an increase in the value of the security.

Notwithstanding the foregoing, exceptions to this Section III. A. through I. may be made on a case-by-case basis as determined by the Designated Supervisory Person where there is no evidence of abuse and the equities of the situation strongly support an exemption. As a general matter, exceptions would only be granted upon a showing of "hardship" and would not be granted for Covered Persons who are also Advisory Persons.

J. No Covered Person shall receive, accept or give any gift or any other thing of more than de minimus value from or to any person or entity that does or proposes to do business with or on behalf of the Covered Companies, including issuers whose securities may reasonably be purchased by Orchard.

K. No Covered Person may engage in any outside business activities which may give rise to conflict of interest or jeopardize the integrity or reputation of the Covered Companies.

No Covered Person shall serve on the boards of, or hold any other official position with, any private companies or any publicly traded companies without express prior authorization by the Designated Supervisory Person based upon a determination that such board service would be consistent with the interests of Orchard and its shareholders.

If such authorization is obtained, any Covered Person serving on the board of, or holding an official position with, a private company or a publicly traded company shall be isolated, by means of a "Chinese Wall" or other similar procedure, from those investment personnel making investment decisions.

IV.      Exempt Transactions

The prohibitions described in Article III shall not apply to:

A. Purchases or sales effected in any account over which the Covered Person has no direct or indirect influence or control;

B.   Purchases  or sales  that  are  non-volitional  on the part of the  Covered
     Person;

C.       Purchases that are part of an automatic dividend reinvestment plan;

D. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; or

E. Any securities transaction, or series of related transactions, involving five hundred (500) shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion.

F. Purchases and sales of securities which are not eligible for purchase or sale by Orchard.


V.       Reporting Procedures

EveryCovered Person shall adhere to the following reporting procedures with respect to each transaction by which he or she acquired any direct or indirect Beneficial Ownership of a security:

A. Each Covered Person shall direct his or her broker to supply, to the Designated Supervisory Person, on a timely basis, duplicate copies of confirmations of all his or her personal securities transactions and copies of periodic statements for all his or her personal securities accounts. With respect to any non-brokered transaction, the Covered Person shall provide an information statement containing the same type of information that would be required in a broker's confirmation. In any event, the information will be supplied to the Designated Supervisory Person no later than 10 days after the end of the calendar quarter in which a transaction was effected.

B. Any person who is a Covered Person with respect to Orchard solely by virtue of being a director of Orchard, but who is not an "interested person" (as defined in the Investment Company Act of 1940) with respect to Orchard, shall be subject to the restrictions set forth herein only if such person, at the time of that transaction, knew, or in the ordinary course of fulfilling his official duties as a director of Orchard should have known, that during the 15-day period immediately preceding or after the date of the transactions by such person, the security such person purchased or sold is or was purchased or sold by Orchard or was being considered for purchase or sale by Orchard.

C. Each Covered Person shall permit the Covered Companies to monitor his or her personal investment activity (including requiring Covered Persons to effect all personal trades through a particular broker) after prior approval has been granted and the Covered Companies shall implement appropriate procedures to monitor such personal investment activity.

D. Each Covered Person shall disclose all his or her personal securities holdings upon commencement of employment with a Covered Company and thereafter on an annual basis.

E. The management of the Covered Companies shall each prepare an annual report to the Orchard Board of Directors that, at a minimum:

1. summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

2. identifies any violations requiring significant remedial action during the last year; and

3. identifies any recommended changes in existing restrictions or procedures based upon their respective experiences under this Code, evolving industry practices, or developments in applicable laws or regulations.

VI.      Annual Certification by Covered Persons

A. Each Covered Person shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject thereto.

B. Each Covered Person shall annually certify that he or she has read and understands and will adhere to, the Covered Companies Statement of Policy on Insider Trading, which should be read in conjunction to this Code. Each Covered Person also recognizes that he or she is subject to said policy.

C. Each Covered Person shall annually certify that he or she has complied with the requirements of this Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.


VII.     Sanctions

Upon discovering that a Covered Person has not complied with the requirements of this Code, the Board of Directors of a Covered Company, whichever is most appropriate under the circumstances, may impose on that person whatever sanctions the Board deems appropriate, including, among other things, censure, suspension or termination of employment.


VIII.    Dissemination, Record Retention and Confidentiality

A. The Covered Companies will provide a copy of this Code of Ethics to all Covered Persons.

B. The Covered Companies shall maintain, for a period of six years in an easily accessible place, the following records:

1. A copy of this Code and any subsequent Codes which have been or are currently in effect during the covered time frame;

2. A record of any violations of the Code and any actions taken as a result of such violations;


3.   A copy of each report made by a Covered Person pursuant to the Code; and

4. A list of all persons who are, or within the past six years have been required to make reports pursuant to the Code.

C. All information obtained from any Covered Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder shall be made available to the Securities and Exchange Commission or any other regulatory of self-regulatory organization to the extent required by law or regulation.


IX.      Other Laws, Rules, and Statements of Policy

Nothing contained  in this Code shall be  interpreted  as relieving  any Covered
     Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedure governing the conduct of such person adopted by a Covered Company, their affiliates or subsidiaries.


X.       Further Information

If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any securities or transactions, he or she should consult the Designated Supervisory Person.

                                  Attachment A

For purposes of the attached Code of Ethics, the term "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. Beneficial Ownership of securities would include not only ownership of securities held by a Covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation that he should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by a Covered Person for the benefit of someone else.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

Securities held in the name of another should be considered as "beneficially" owned by a Covered Person where such person enjoys "benefits substantially equivalent to ownership". The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as a Covered Person may in itself indicate that the Covered Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as a Covered Person will be treated as being beneficially owned by the Covered Person.

A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.



                                  Certification

I acknowledge that I have received, read and understood this Code of Ethics. I hereby agree to comply with these rules and procedures in all respects. I acknowledge that I am also subject to the Covered Companies policy on Insider Trading and that I have/will read that policy in conjunction with this Code. I further certify, that since the last time I received a copy of the Code of Ethics, that I have not effected any personal securities transactions which are prohibited by this Code and that any/all personal securities transactions were effected and/or reported in compliance with the rules stated herein.


                   ________________________________
                   Signature

                   ________________________________
                   Name (Printed)

                   ________________________________
                   Date